UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 3
INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES
1. Name and Address of Reporting Person
   Grewal, Randeep S.
   630 Fifth Avenue, Suite 1501
   New York, NY U.S.A. 10111
2. Date of Event Requiring Statement (Month/Day/Year)
   10/8/1998
3. IRS Identification Number of Reporting Person, if an entity (voluntary)

4. Issuer Name and Ticker or Trading Symbol
   Saba Petroleum Company SAB
5. Relationship of Reporting Person(s) to Issuer (Check all applicable)
   (x) Director  ( ) 10% Owner ( ) Officer (give title below)
   ( ) Other (specify below)

6. If Amendment, Date of Original (Month/Day/Year)

7. Individual or Joint/Group Filing (Check applicable line)
   (x) Form Filed by One Reporting Person
   ( ) Form Filed by More than One Reporting Person

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 Table I -- Non-Derivative Securities Beneficially Owned
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1. Title of Security                       |2. Amount of          |3. Ownership    |4. Nature of Indirect                          |
                                           |   Securities         |   Form:        |   Beneficial Ownership                        |
                                           |   Beneficially       |   Direct(D) or |                                               |
                                           |   Owned              |   Indirect(I)  |                                               |
___________________________________________________________________________________________________________________________________|
No Securities are beneficially owned.      |                      |                |                                               |
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 Table II -- Derivative Securities Beneficially Owned                                                                              |
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1.Title of Derivative   |2.Date Exer-       |3.Title and Amount     |         |4. Conver-|5. Owner-    |6. Nature of Indirect      |
  Security              |  cisable and      |  of Underlying        |         |sion or   |ship:        |   Beneficial Ownership    |
                        |  Expiration       |  Securities           |         |exercise  |Form of      |                           |
                        |  Date(Month/      |-----------------------|---------|price of  |Deriv-       |                           |
                        |  Day/Year)        |                       |Amount   |deri-     |ative        |                           |
                        | Date    | Expira- |                       |or       |vative    |Security:    |                           |
                        | Exer-   | tion    |         Title         |Number of|Security  |Direct(D) or |                           |
                        | cisable | Date    |                       |Shares   |          |Indirect(I)  |                           |
___________________________________________________________________________________________________________________________________|
___________________________________________________________________________________________________________________________________|
No Securities are       |         |         |None                   |         |          |             |                           |
beneficially owned      |         |         |                       |         |          |             |                           |
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/s/ Randeep S. Grewal
SIGNATURE OF REPORTING PERSON
/Signature/
Randeep S. Grewal
DATE
12/1/1998